Exhibit 99.1

Photo attachment: Tony Spinelli, Peapack-Gladstone Financial Corporation Board Member

PEAPACK-GLADSTONE FINANCIAL CORPORATION ANNOUNCES APPOINTMENT OF A NEW DIRECTOR

BEDMINSTER, N.J. – May 25, 2017 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) announces the appointment of Tony Spinelli to the Board of Directors of the Company and of Peapack-Gladstone Bank, effective May 25, 2017. Mr. Spinelli recently left Capital One Financial, McLean, Virginia, where he served as Senior Vice President, Chief Information Security Officer, responsible for developing and leading the cybersecurity program for the organization. Currently, Mr. Spinelli serves as Chief Operating Officer and President, Cyberdivision for Fractal Industries, Inc., a venture-backed artificial intelligence and machine learning decision-platform focused on advancing digital analytics in both cybersecurity and risk management.

As Capital One’s Chief Information Security Officer, Tony was responsible for developing and executing security programs to ensure client and proprietary corporate data was protected from cybersecurity threats. He played an important role in the transformation of Capital One’s digital and technology agenda with the secure adoption of public cloud computing and engineering cybersecurity innovations that leverage emerging technologies, open source, analytics and machine learning.

Prior to joining Capital One, Mr. Spinelli was the Chief Information Security Officer of Tyco International, Equifax and First Data Corporation, where he led global teams responsible for security engineering, security operations, security compliance and policy, and cybersecurity threat management.

“Mr. Spinelli is a welcomed addition to our Board of Directors,” commented F. Duffield Meyercord, Chairman of the Board, “his experience and contributions to the advancements in cybersecurity practices and research are unmatched. It is our expectation that he will help us to address the growing concerns of cybersecurity in our industry and the fundamental need to protect our clients and our business.”

A resident of Virginia and graduate of Saint Louis University with a MBA from Washington University, he maintains Certified Information Systems Security Professional (CISSP) accreditation and serves on the boards of Per Scholas, the US Department of Defense and Georgia Tech Institute for Information Security and Privacy. Tony has also served on the board of advisors for Cisco, Cylance, Kudelski Security, and IBM. He holds multiple patents in such areas as data loss prevention and methods of network risk reduction and internet browsing habits.

ABOUT THE CORPORATION

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.95 billion as of March 31, 2017. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, real estate professionals, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its private wealth management, commercial private banking, retail private banking and residential lending divisions, along with its online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

###

Contact: Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921